The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Underlyings : Van Eck ® Gold Miners ETF (the “Fund”) and NASDAQ - 100 Index ® (the “Index”) Pricing Date: August 9, 2022 Observation Date: September 11, 2023 Maturity Date: September 14, 2023 Contingent Digital Return: 10.80% Barrier Amount: With respect to each Underlying, 50.00 % of its Initial Value Payment At Maturity: If the Final Value of each Underlying is greater than or equal to its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows : $1,000 + ($1,000 î Contingent Digital Return) If the Final Value of either Underlying is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + $1,000 x (Lesser Performing Underlying Return) If the Final Value of either Underlying is less than its Barrier Amount , you will lose more than 50.00% of your principal amount at maturity and could lose all of your principal amount at maturity. CUSIP: 48133LWW8 Pricing Supplement: http://www.sec.gov/Archives/edgar/data/0001665650/000121390022046706/s140650_424b 2.htm Estimated Value: The estimated value of the notes, when the terms of the notes were set, was $986.60 per $1,000 principal amount note. For information about the estimated value of the notes, which is lower than the price you paid for the notes, please see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes . The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity pe r $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Final Value of Lesser Performing Underlying Lesser Performing Underlying Return Total Return on the Notes 150.00 50.00% 10.80% 130.00 30.00% 10.80% 120.00 20.00% 10.80% 110.00 10.00% 10.80% 105.00 5.00% 10.80% 100.00 0.00% 10.80% 95.00 - 5.00% 10.80% 90.00 - 10.00% 10.80% 80.00 - 20.00% 10.80% 70.00 - 30.00% 10.80% 60.00 - 40.00% 10.80% 50.00 - 50.00% 10.80% 49.99 - 50.01% - 50.01% 40.00 - 60.00% - 60.00% 20.00 - 80.00% - 80.00% 0.00 - 100.00% - 100.00% 13m GDX/NDX Digital Barrier Notes North America Structured Investments Hypothetical Total Returns

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • Your maximum gain on the notes is limited to the Contingent Digital Return . • Your ability to receive the Contingent Digital Return may terminate on the Observation Date . • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • You are exposed to the risk of decline in the value of each Underlying. • Your payment at maturity will be determined by the Lesser Performing Underlying. • The benefit provided by the Barrier Amount may terminate on the Observation Date. • No interest payments, dividend payments or voting rights. • The Fund is subject to management risk. • The performance and market value of the Fund, particularly during periods of market volatility, may not correlate with the performance of the Fund’s underlying index as well as the net asset value per share. • The notes are subject to risks associated with the gold and silver mining industries with respect to the Fund. • The notes are subject to risks associated with non - U.S. securities. • The notes are subject to currency exchange risk with respect to the Fund. • The anti - dilution protection for the Fund is limited. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes is lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes . Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the th is offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 North America Structured Investments 13m GDX/NDX Digital Barrier Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.